Exhibit 99.1

Media contact:
Karla Olsen,
senior manager media relations
Phone: 888.613.0003
FAX: 316.261.6769
Karla_olsen@wr.com

Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce_burns@wr.com

WESTAR ENERGY ANNOUNCES 2005 RESULTS

TOPEKA, Kan., March 13, 2006 — Westar Energy, Inc. (NYSE:WR) today announced 2005 earnings of $134.6 million, or $1.55 per share, compared with earnings in 2004 of $177.9 million, or $2.14 per share. The company reported fourth quarter 2005 earnings of $7.4 million, or $0.08 per share, including a $70.9 million charge to reverse mark-to-market gains on fuel supply contracts for the company’s generating units. The after tax charge to reverse these mark-to-market gains was $42.7 million, or $0.49 per share. As earlier indicated by the company, the reversal is a result of the Kansas Corporation Commission (KCC) having approved the company’s request to implement a fuel adjustment clause. This compares with earnings of $88.6 million, or $1.03 per share, for the fourth quarter 2004, which included an after-tax gain from discontinued operations of $71.9 million, or $0.84 per share.

Full-year ongoing earnings, a non-GAAP measure that excludes special items, were $137.7 million, or $1.59 per share, compared with $124.2 million, or $1.50 per share for the full year 2004. Items that increased ongoing earnings were higher sales and lower interest expense. Sales increased due primarily to warmer weather than the company’s service territory experienced in 2004 and to higher wholesale market prices. The company reduced and refinanced much of its debt, which lowered interest expense. The benefits of these items were partially offset by increased fuel and purchased power expenses and increased operating and maintenance expenses.

Westar Energy announces 2005 results, page 2 of 5

Fourth quarter 2005 ongoing earnings were $2.3 million, or $0.03 per share, compared with $20.4 million, or $0.24 per share in the fourth quarter of 2004. In the fourth quarter of 2005 the company reversed $70.9 million of non-cash mark-to-market gains on fuel supply contracts for the company’s generating stations. The gains, which were recorded earlier in 2005, were reversed as a result of the KCC having approved the company’s request to implement a fuel adjustment clause. The use of a fuel adjustment clause eliminates the requirement to account for mark-to-market gains on these fuel supply contracts through the income statement.

Year-End Results

Westar Energy reported revenues of $1.58 billion for 2005 compared with $1.46 billion in 2004. Retail revenues in 2005 increased by $54.5 million compared with 2004. The primary cause for the increase was warmer weather than the company experienced in 2004. Wholesale revenues increased $46.9 million due primarily to warmer weather and a wholesale power contract with another utility under which Westar Energy supplies replacement power when the customer’s own generating station is unavailable. Wholesale revenues result from the company selling to other utilities energy produced at its generating stations. Energy marketing margins increased $20.8 million in 2005 compared with 2004 reflecting favorable market opportunities. Energy marketing margins result primarily from transactions involving the purchase and sale of energy not produced by the company.

Operating expenses for 2005 increased $108.0 million compared with 2004, primarily the result of higher fuel and purchased power expenses. Operating and maintenance expense

Westar Energy announces 2005 results, page 3 of 5

increased $25.7 million due primarily to a $10.4 million write-off of disallowed plant costs as a result of the KCC’s December 2005 rate order and to increased operating and maintenance expense of the company’s distribution system. Selling, general and administrative expenses decreased $7.4 million due primarily to lower legal fees. Depreciation expense decreased $18.8 million primarily because the December 2005 rate order allowed the company to recognize a regulatory asset related to previously recorded depreciation expense of $20.1 million.

Other income for 2005 was $3.7 million compared with other expense of $14.2 million in 2004. The $18.0 million difference is due primarily to the loss on extinguishment of debt recorded in 2004. The company reduced and refinanced a large portion of its debt in 2005, resulting in $33.1 million lower interest expense compared with 2004.

Fourth Quarter Results

Westar Energy reported revenues of $394.1 million for the fourth quarter 2005 compared with $344.3 million in 2004. Retail revenues increased by $17.0 million, reflecting increased sales due primarily to cooler weather in the company’s service territory during the fourth quarter 2005 than for the same period of 2004. Cooler weather and higher wholesale power prices were the primary factors causing an $18.9 million increase in wholesale sales. Energy marketing increased $15.1 million reflecting favorable market opportunities in 2005 compared with 2004.

Operating expenses for the fourth quarter of 2005 increased $61.0 million compared with 2004, reflecting higher fuel and purchased power expenses. The increase in fuel expense was due primarily to the reversal of $70.9 million of non-cash mark-to-market gains on fuel supply contracts for the company’s generating stations. Operating and maintenance expense increased $3.4 million, including a $10.4 million write-off of disallowed plant costs as a result of the

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December 2005 rate order. A reduction in costs to maintain the company’s distribution system and generating units as well as a decline in lease expense associated with its La Cygne unit 2 operating lease partially offset the effect of the write-off. Lower legal fees contributed to an $8.5 million decrease in selling, general and administrative expenses. Depreciation expense decreased $19.8 million primarily because the December 2005 rate order allowed the company to record a one-time reduction to depreciation expense of $20.1 million.

The company having reduced and refinanced a large portion of its debt decreased interest expense for the fourth quarter of 2005 by $5.4 million compared with 2004.

Earnings Guidance

On Feb. 23, 2006, the company issued earnings guidance for 2006 of $1.55 to $1.65 per share and earnings guidance for 2007 of $1.65 to $1.75 per share. The Feb. 23 release, along with the attachment to it, provides a discussion of the company’s earning guidance and the earnings drivers and adjustments for arriving at 2006 earnings guidance.

Ongoing Earnings

This news release describes “ongoing earnings” in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP). Ongoing earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Investors should note that this non-GAAP measure involves judgments by management, including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company. A reconciliation of GAAP earnings to ongoing earnings is attached to this release.

Westar Energy announces 2005 results, page 5 of 5

During 2004 and 2005, Westar Energy was restructuring its business. Accordingly, management believed that providing ongoing earnings in addition to GAAP earnings provided investors with a useful indicator of results comparable between periods because ongoing earnings excluded the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Now that Westar Energy’s restructuring is substantially finished, management believes it is no longer necessary to supplement its earnings release using a non-GAAP measure. Beginning with 2006 reporting, the company plans to discontinue reporting ongoing earnings.

This earnings announcement, the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and other filings the company has made with the Securities and Exchange Commission, as well as a package of detailed year-end 2005 financial information, are available on the company’s website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 660,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the year ended Dec. 31, 2005 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	Change	2005	2004	Change
Sales	$394,078	$344,307	$49,771	$1,583,278	$1,464,489	$118,789
Fuel and purchased power	184,792	98,897	85,895	528,229	419,788	108,441
Depreciation and amortization	22,838	42,660	(19,822)	150,520	169,310	(18,790)
Operating expenses	156,312	161,373	(5,061)	603,801	585,500	18,301

Total Operating Expenses	363,942	302,930	61,012	1,282,550	1,174,598	107,952

Income from Operations	30,136	41,377	(11,241)	300,728	289,891	10,837

Other income (expense)	(349)	1,310	(1,659)	3,733	(14,217)	17,950
Interest expense	24,591	29,948	(5,357)	109,080	142,151	(33,071)
Income tax (benefit) expense	(1,705)	(4,202)	2,497	60,513	33,443	27,070

Income from Continuing Operations	6,901	16,941	(10,040)	134,868	100,080	34,788

Results of discontinued operations, net of tax	742	71,902	(71,160)	742	78,790	(78,048)

Preferred dividends	242	244	(2)	970	970	—

Earnings Available for Common Stock	$7,401	$88,599	$(81,198)	$134,640	$177,900	$(43,260)

Average equivalent common shares outstanding	87,069	86,193		86,855	82,941

Basic Earnings Per Share	$0.08	$1.03	$(0.95)	$1.55	$2.14	$(0.59)

Reconciliation of GAAP to Non-GAAP
Earnings Available for Common Stock	$7,401	$88,599		$134,640	$177,900
Special Items (After-Tax):
Discontinued operations	742	71,902		742	78,790
Investigation/litigation expense	(396)	(3,749)		(6,486)	(11,014)
RSU vesting for former management	—	—		—	(2,750)
Rate order adjustments	4,774	—		4,774	—
Write-off DCS costs	—	—		(2,134)	—
Loss on debt retirement	—	—		—	(11,346)

Total Special Items	5,120	68,153		(3,104)	53,680

Ongoing Earnings	$2,281	$20,446		$137,744	$124,220

Basic Ongoing Earnings Per Share	$0.03	$0.24		$1.59	$1.50

“Ongoing earnings” is a non-GAAP (generally accepted accounting principles) financial measure that differs from GAAP earnings because it excludes the effect of special items that may not recur or may occur on an irregular or unpredictable basis.

Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company.